Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 October 13, 2009

$[—] AutoCallable Notes due October 29, 2010 Linked to a Basket of Shares Medium-Term Notes, Series A, No. E-3680

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	October 27, 2009

Issue Date:	October 30, 2009

Final Valuation Date:	October 26, 2010*

Maturity Date:	October 29, 2010* (resulting in a term to maturity of approximately 1 year)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket consisting of the following “basket component”:

Basket Component	Ticker Symbol	Initial Price	Weight
Atheros Communications, Inc.	ATHR	$[—]	1/5
QUALCOMM Incorporated	QCOM	$[—]	1/5
PMC-Sierra, Inc.	PMCS	$[—]	1/5
Teradyne, Inc.	TER	$[—]	1/5
Micron Technology, Inc.	MU	$[—]	1/5

Automatic Call:	On any observation date, if the Basket Performance is greater than or equal to zero, the Notes will be automatically called for a cash payment equal to 1,000 plus $1,000 multiplied by the applicable Premium Percentage payable on the applicable early redemption date

Observation Dates*:	January 26, 2010 (first observation date), April 26, 2010 (second observation date), July 26, 2010 (third observation date) and October 26, 2010 (final observation date)

Early Redemption Date:	Third Business Day after the applicable observation date

Payment at Maturity:

If the Notes are not automatically called and

•        the Basket Performance is less than 0% but greater than -20%, you will receive the principal amount of your Notes.

•        the Basket Performance is less than -20%, you will receive at maturity a cash payment equal to the principal amount of the Notes plus the principal amount of the Notes multiplied by the Basket Performance:

$1,000 + [$1,000 x Basket Performance]

You will lose some or all of your investment at maturity if the Basket Performance goes below -20%.

Premium Percentage:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•        3.25%-4.25%** if called on the first observation date

•        6.50%-8.50%** if called on the second observation date

•        9.75%-12.75%** if called on the third observation date

•        13.00%-17.00%** if called on the final observation date

**      Actual premium percentage will be determined on initial valuation date and will not be less than 3.25% for the first observation date, 6.50% for the second observation date, 9.75% for the third observation date and 13.00% for the final observation date.

Basket Performance:

The performance of the Reference Asset from the initial valuation date to the final valuation date, calculated as follows:

C (i) Initial = The closing price of each basket component on the initial valuation date

C (i) Final = The closing price of each basket component on the applicable Observation Date (or the Final Valuation Date when referring to maturity)

W(i) = Weight of each basket component, 20%

Business Day:	New York

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739JYS6 and US06739JYS67

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 200 Park Avenue—Attn: US InvSol Support, New York, NY 10166.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

FWP–2

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the issue date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Premium Percentage:

•	3.25% if called on the first call date

•	6.50% if called on the second call date

•	9.75% if called on the third call date

•	13.00% if called on the final call date

Observation Dates: January 26, 2010 (first call date), April 26, 2010 (second call date), July 26, 2010 (third call date) and October 26, 2010 (final call date)

Final Valuation Date: October 26, 2010

Maturity date: October 29, 2010

Table of Hypothetical Values

If Notes are called on the first observation date

	-
Basket Performance	Investment in the Notes	Direct Investment in the Basket
+ 100%	1,032.50	2,000.00
+ 90%	1,032.50	1,900.00
+ 80%	1,032.50	1,800.00
+ 70%	1,032.50	1,700.00
+ 60%	1,032.50	1,600.00
+ 50%	1,032.50	1,500.00
+ 40%	1,032.50	1,400.00
+ 30%	1,032.50	1,300.00
+ 20%	1,032.50	1,200.00
+ 10%	1,032.50	1,100.00
+ 5%	1,032.50	1,050.00

0%	1,032.50	1,000.00

- 5%	1,032.50	950.00
- 10%	1,032.50	900.00
- 20%	1,032.50	800.00
- 30%	1,032.50	700.00
- 40%	1,032.50	600.00
- 50%	1,032.50	500.00
- 60%	1,032.50	400.00
- 70%	1,032.50	300.00
- 80%	1,032.50	200.00
- 90%	1,032.50	100.00
- 100%	1,032.50	0.00

Since Notes are called on the first observation date, you will receive on the first early redemption date a cash payment per Note equal to $1000 plus $1000 multiplied by the Premium Percentage of 3.25% i.e. $1,032.50 regardless of the performance of the basket on the final valuation date. Your return on the Notes in this scenario would be 3.25%.

FWP–3

Table of Hypothetical Values

If Notes are called on the third observation date

	-
Basket Performance	Investment in the Notes	Direct Investment in the Basket
+ 100%	1,097.50	2,000.00
+ 90%	1,097.50	1,900.00
+ 80%	1,097.50	1,800.00
+ 70%	1,097.50	1,700.00
+ 60%	1,097.50	1,600.00
+ 50%	1,097.50	1,500.00
+ 40%	1,097.50	1,400.00
+ 30%	1,097.50	1,300.00
+ 20%	1,097.50	1,200.00
+ 10%	1,097.50	1,100.00
+ 5%	1,097.50	1,050.00

0%	1,097.50	1,000.00

- 5%	1,097.50	950.00
- 10%	1,097.50	900.00
- 20%	1,097.50	800.00
- 30%	1,097.50	700.00
- 40%	1,097.50	600.00
- 50%	1,097.50	500.00
- 60%	1,097.50	400.00
- 70%	1,097.50	300.00
- 80%	1,097.50	200.00
- 90%	1,097.50	100.00
- 100%	1,097.50	0.00

Since Notes are called on the third observation date, you will receive on the third early redemption date a cash payment per Note equal to $1,000 plus $1,000 multiplied by the Premium Percentage of 9.75% i.e. $1,097.50 regardless of the performance of the linked share on the final valuation date. Your return on the Notes in this scenario would be 9.75%.

Table of Hypothetical Values

If Notes are NOT automatically called

	-
Basket Performance	Investment in the Notes	Direct Investment in the Basket
+ 100%	N/A*	2,000.00
+ 90%	N/A*	1,900.00
+ 80%	N/A*	1,800.00
+ 70%	N/A*	1,700.00
+ 60%	N/A*	1,600.00
+ 50%	N/A*	1,500.00
+ 40%	N/A*	1,400.00
+ 30%	N/A*	1,300.00
+ 20%	N/A*	1,200.00
+ 10%	N/A*	1,100.00
+ 5%	N/A*	1,050.00

0%	N/A*	1,000.00

- 5%	1,000.00	950.00
- 10%	1,000.00	900.00
- 20%	1,000.00	800.00
- 30%	700.00	700.00
- 40%	600.00	600.00
- 50%	500.00	500.00
- 60%	400.00	400.00
- 70%	300.00	300.00
- 80%	200.00	200.00
- 90%	100.00	100.00
- 100%	0.00	0.00

*	If Basket Performance is greater than 0%, the Notes would have been automatically called in respect of the final observation date.

FWP–4

If Notes are not automatically called and the Basket Performance is less than 0% but greater than -20%, you will receive on maturity date a cash payment per Note equal to $1,000, resulting in the return on the Notes of 0%.

If Notes are not automatically called and the Basket Performance is less than or equal to -20%, you will receive on maturity date a cash payment per Note equal to the principal amount of the Notes plus the principal amount of the Notes multiplied by the Basket Performance, resulting in the return on the Notes equal to the Basket Performance.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The observation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect with respect to the basket components and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” with respect to the reference asset.

•

Appreciation Potential—If the basket performance is greater than or equal to zero on an observation date, your investment will yield a payment per Note of $1,000 plus: (i) at least 3.25%* x $1,000 if called on the first observation date; (ii) at least 6.50%* x $1,000 if called on the second observation date; (iii) at least 9.75%* x $1,000 if called on the third observation date; or (iv) at least 13.00%* x $1,000 if called on the final observation date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due. The actual premium percentage will be determined on initial valuation date and will not be less than 3.25% for the first observation date, 6.50% for the second observation date, 9.75% for the third observation date and 13.00% for the final observation date.

•

Potential Early Exit as a Result of Automatic Call Feature—While the original term of the Notes is about one year, the Notes will be automatically called if the basket performance on an observation date is greater than or equal to zero and you will be entitled to a payment per Note of $1,000 plus the applicable premium percentage multiplied by $1,000.

•

Limited Protection Against Loss— If the Notes are not called and the basket performance is less than 0% but greater than -20%, you will be entitled to receive the full principal amount of your Notes at maturity. If the basket performance is less than -20%, you will be fully exposed to declines in the reference asset, and you will receive the principal amount of your Notes multiplied by the basket performance.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are discussed below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, any gain or loss you recognize upon the sale, redemption or maturity of your Notes should be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

FWP–5

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called prior to maturity and the basket performance is less than -20%, you will receive the principal amount of your Notes multiplied by the basket performance.

•

No Participation in the Potential Appreciation of the Reference Asset—While the original term of the Notes is one year, the Notes will be automatically called if the basket performance is positive on any observation date. If the Notes are called, you will be entitled only to the principal amount of the Notes plus the applicable premium percentage multiplied by the principal amount. Thus if the Notes are called, you will not be entitled to any appreciation in the reference asset on the final valuation date, which may be significant.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the basket components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and

FWP–6

whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

We urge you to read the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the companies issuing the linked shares can be located by reference to the linked share SEC file numbers specified below.

The summary information below regarding the companies issuing the basket components comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Atheros Communications, Inc.

According to publicly available information, Atheros Communications, Inc. (the “Company”) is a global leader in innovative technologies for wireless and wired communications products that are used by a broad base of customers, including manufacturers of personal computers, or PCs, networking equipment and consumer electronics devices. We combine our wireless and wired systems and software expertise with our high-performance radio frequency, or RF, mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor, or CMOS, processes. Our ability to design radios in semiconductors using standard CMOS processes provides us with increased manufacturing flexibility and, we believe, a competitive advantage. Our product portfolio includes solutions for Wireless Local Area Network, or WLAN, Mobile WLAN, Ethernet, Bluetooth, Global Positioning System, or GPS, and Personal Access Systems, or PAS. The Company was incorporated as T-Span Systems Corporation in Delaware in May 1998. In May 2000, the Company changed its name to Atheros Communications, Inc.

Atheros Communications, Inc.’s SEC file number is 000-50534.

FWP–7

Historical Performance of the Atheros Communications, Inc.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	$19.48	$14.00	$17.27
June 30, 2004	$17.48	$10.16	$10.56
September 30, 2004	$11.03	$6.24	$10.20
December 31, 2004	$12.40	$8.60	$10.25
March 31, 2005	$14.00	$8.85	$10.27
June 30, 2005	$10.42	$6.65	$8.06
September 30, 2005	$11.15	$7.83	$9.76
December 30, 2005	$13.40	$8.18	$13.00
March 31, 2006	$27.45	$12.50	$26.19
June 30, 2006	$28.80	$17.90	$19.05
September 29, 2006	$19.28	$14.18	$18.13
December 29, 2006	$24.95	$17.01	$21.32
March 30, 2007	$27.51	$21.21	$23.93
June 29, 2007	$32.89	$23.53	$30.84
September 28, 2007	$34.42	$25.28	$29.97
December 31, 2007	$35.80	$26.50	$30.54
March 31, 2008	$30.71	$20.17	$20.84
June 30, 2008	$34.55	$21.78	$30.00
September 30, 2008	$34.75	$21.70	$23.58
December 31, 2008	$23.67	$11.26	$14.31
March 31, 2009	$16.18	$11.49	$14.66
June 30, 2009	$19.60	$14.36	$19.24
September 30, 2009	$29.05	$18.16	$26.53
October 9, 2009*	$26.59	$25.42	$26.59

*	High, low and closing prices are for the period starting October 1, 2009 and ending October 9, 2009.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

QUALCOMM Incorporated

According to publicly available information, QUALCOMM Incorporated (the “Company”) publicly introduced in 1989 the concept that a digital communication technique called CDMA could be commercially successful in wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks. CDMA and the other main digital wireless communications technologies, TDMA (which stands for Time Division Multiple Access) and GSM (which is a form of TDMA and stands for Global System for Mobile Communications) are the digital technologies used to transmit a wireless phone user’s voice or data over radio waves using the wireless phone operator’s network. The Company generates revenues by licensing portions of its intellectual property to other manufacturers of wireless products (such as wireless phones and the hardware required to establish and operate a wireless network).

The Company was incorporated in 1985 under the laws of the state of California. In 1991, it reincorporated in the state of Delaware.

QUALCOMM Incorporated’s SEC file number is 0-19528.

Historical Performance of the QUALCOMM Incorporated

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$27.30	$20.38	$26.84
March 31, 2004	$33.37	$26.55	$33.03
June 30, 2004	$36.60	$30.80	$36.42
September 30, 2004	$41.17	$33.60	$39.04
December 31, 2004	$44.99	$37.77	$42.40
March 31, 2005	$43.71	$33.99	$36.63
June 30, 2005	$38.52	$32.08	$33.01
September 30, 2005	$45.05	$32.98	$44.75
December 30, 2005	$46.60	$39.02	$43.08
March 31, 2006	$51.75	$42.91	$50.61
June 30, 2006	$53.01	$38.54	$40.07
September 29, 2006	$39.72	$32.76	$36.35
December 29, 2006	$40.99	$34.10	$37.79
March 30, 2007	$44.12	$36.79	$42.66
June 29, 2007	$47.72	$40.98	$43.39
September 28, 2007	$45.58	$35.23	$42.26
December 31, 2007	$43.40	$36.60	$39.35
March 31, 2008	$44.85	$35.17	$41.00
June 30, 2008	$50.82	$40.65	$44.37
September 30, 2008	$56.88	$38.65	$42.97
December 31, 2008	$43.24	$28.16	$35.83
March 31, 2009	$39.70	$32.64	$38.91
June 30, 2009	$46.73	$38.06	$45.20
September 30, 2009	$48.72	$42.67	$44.98
October 9, 2009*	$42.70	$41.44	$41.70

*	High, low and closing prices are for the period starting October 1, 2009 and ending October 9, 2009.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–8

PMC-Sierra, Inc.

According to publicly available information, PMC-Sierra, Inc. (“the Company”) designs, develops, markets and supports communications semiconductors, storage semiconductors and microprocessors primarily for the communications service provider, storage, and enterprise markets. The Company has approximately 350 different semiconductor devices that are sold to leading equipment and design manufacturers, who in turn supply their equipment principally to communications network service providers and enterprises. The Company provides semiconductor solutions for its customers by leveraging its intellectual property, design expertise and systems knowledge across a broad range of applications and industry protocols.

The Company was incorporated in the State of California in 1983 and reincorporated in the State of Delaware in 1997.

PMC-Sierra, Inc.’s SEC file number is 000-19084.

Historical Performance of the PMC-Sierra, Inc.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$22.81	$13.29	$20.10
March 31, 2004	$24.91	$15.82	$16.97
June 30, 2004	$18.55	$12.05	$14.35
September 30, 2004	$14.30	$8.22	$8.81
December 31, 2004	$12.37	$8.60	$11.25
March 31, 2005	$11.45	$8.43	$8.80
June 30, 2005	$9.90	$7.42	$9.33
September 30, 2005	$10.77	$8.16	$8.81
December 30, 2005	$9.24	$6.20	$7.71
March 31, 2006	$12.75	$7.60	$12.29
June 30, 2006	$13.77	$8.28	$9.40
September 29, 2006	$9.38	$4.78	$5.94
December 29, 2006	$8.23	$5.79	$6.71
March 30, 2007	$7.47	$6.06	$7.01
June 29, 2007	$8.25	$6.83	$7.73
September 28, 2007	$8.80	$6.81	$8.39
December 31, 2007	$9.83	$6.43	$6.54
March 31, 2008	$6.59	$4.21	$5.70
June 30, 2008	$9.15	$5.69	$7.64
September 30, 2008	$9.95	$6.69	$7.42
December 31, 2008	$7.43	$2.82	$4.86
March 31, 2009	$6.90	$4.17	$6.37
June 30, 2009	$8.56	$6.15	$7.96
September 30, 2009	$9.99	$7.17	$9.56
October 9, 2009*	$9.71	$9.03	$9.71

*	High, low and closing prices are for the period starting October 1, 2009 and ending October 9, 2009.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Teradyne, Inc.

According to publicly available information, Teradyne Inc. (the “Company”) is a leading global supplier of automatic test equipment. The products and services include semiconductor test systems, military/aerospace test instrumentation and systems, circuit-board test and inspections systems and automotive diagnostic and test systems. The Company was incorporated in Massachusetts on September 23, 1960.

Teradyne Inc.’s SEC file number is 001-06462.

FWP–9

Historical Performance of the Teradyne, Inc.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$26.31	$18.22	$25.45
March 31, 2004	$30.70	$20.47	$23.83
June 30, 2004	$26.66	$19.60	$22.70
September 30, 2004	$22.65	$12.53	$13.40
December 31, 2004	$18.97	$13.10	$17.07
March 31, 2005	$17.33	$13.53	$14.60
June 30, 2005	$14.71	$10.80	$11.97
September 30, 2005	$17.30	$11.60	$16.50
December 30, 2005	$16.99	$12.98	$14.57
March 31, 2006	$18.08	$14.22	$15.51
June 30, 2006	$18.00	$13.31	$13.93
September 29, 2006	$14.49	$11.50	$13.16
December 29, 2006	$15.59	$12.95	$14.96
March 30, 2007	$17.30	$14.64	$16.54
June 29, 2007	$18.53	$16.22	$17.58
September 28, 2007	$18.28	$13.72	$13.80
December 31, 2007	$14.36	$10.02	$10.34
March 31, 2008	$13.13	$8.75	$12.42
June 30, 2008	$14.50	$10.53	$11.07
September 30, 2008	$11.35	$7.54	$7.81
December 31, 2008	$7.87	$2.80	$4.22
March 31, 2009	$5.52	$3.24	$4.38
June 30, 2009	$7.65	$4.26	$6.86
September 30, 2009	$9.57	$5.97	$9.25
October 9, 2009*	$10.30	$8.80	$10.30

*	High, low and closing prices are for the period starting October 1, 2009 and ending October 9, 2009.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. (the “Company”) is a global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory and CMOS image sensors. The Company operates in two segments, Memory and Imaging. The Memory segment’s primary products are DRAM and NAND Flash, which are key components used in a broad array of electronic applications, including personal computers, workstations, network servers, mobile phones, flash memory cards, USB storage devices, MP3 players and other consumer electronics products. The Company sells primarily to original equipment manufacturers, distributors and retailers located around the world. The Imaging segment’s primary products are CMOS image sensors, which are key components used in a broad array of electronic applications, including mobile phones, digital still cameras, webcams and other consumer, security and automotive applications. The Company’s primary customers are camera module integrators located around the world.

As of August 2008, the Company reported a net loss of $1.6 billion and as a result the Company plans to reduce its global workforce by approximately 15 percent during 2009 and 2010.

Micron Technology, Inc.’s SEC file number is 1-10658.

Historical Performance of the Micron Technology, Inc.

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$15.10	$11.28	$13.47
March 31, 2004	$17.08	$13.64	$16.71
June 30, 2004	$18.25	$13.18	$15.31
September 30, 2004	$15.30	$10.89	$12.03
December 31, 2004	$12.82	$10.95	$12.35
March 31, 2005	$12.44	$10.04	$10.34
June 30, 2005	$11.17	$9.32	$10.21
September 30, 2005	$13.47	$10.10	$13.30
December 30, 2005	$14.82	$12.37	$13.31
March 31, 2006	$17.15	$13.34	$14.72
June 30, 2006	$17.49	$14.80	$15.06
September 29, 2006	$18.65	$13.98	$17.40
December 29, 2006	$18.17	$13.12	$13.96
March 30, 2007	$14.31	$11.22	$12.08
June 29, 2007	$13.26	$10.88	$12.53
September 28, 2007	$14.20	$10.30	$11.10
December 31, 2007	$11.92	$7.11	$7.25
March 31, 2008	$8.13	$5.42	$5.97
June 30, 2008	$8.97	$5.77	$6.00
September 30, 2008	$6.04	$3.61	$4.05
December 31, 2008	$5.17	$1.59	$2.64
March 31, 2009	$4.40	$2.55	$4.06
June 30, 2009	$5.93	$3.78	$5.06
September 30, 2009	$8.80	$4.55	$8.20
October 9, 2009*	$8.78	$7.46	$8.78

*	High, low and closing prices are for the period starting October 1, 2009 and ending October 9, 2009.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–10

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–11